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                                                                    EXHIBIT 10.3
                                Barclays Bank PLC
                           Soho Square Business Centre
                          27 Soho Square, London W1AW4A
                           Telephone: (0171) 445-5700



The Directors
Quantum International Ltd.
Manor House
21 Soho Square
LONDON
W1V 5VD

                                                                    May 19, 1997


Dear Sirs:

         We are pleased to advise you that Barclays Bank PLC (the "Bank") has agreed to provide in aggregate short term facilities of up to L650,000 (six hundred and fifty thousand pounds sterling) or its currency equivalent (the "Facility") to Quantum International Limited (the "Borrower") as detailed below.

         1. OPTIONS AVAILABLE WITHIN AND UTILIZATION OF THE FACILITY

         The Facility may be utilised by way of the following options and in accordance with the provisions of the Schedules related thereto:

                  Sterling Overdraft and/or
                  Foreign Currency Overdraft

         With the Facility the aggregate of the liabilities due, owing or incurred thereunder shall not at any time exceed L650,000 (or its currency equivalent).

         The Sterling equivalent of the currencies utilised or available to be utilised under the Facility may be calculated by the Bank at any time by reference to the Bank's spot rate of exchange in the London Foreign Exchange Market for the sale of the relevant currency or currencies for Sterling.

SCHEDULES

                  (a) Sterling Overdraft

         The Sterling Overdraft will be available on the Borrower's current account at the Branch with interest charged at a rate of 2% per annum over the Bank's Base Rate current from time to time.



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Borrowings in excess of the agreed limit will be charged at a rate of 15% over
Barclays Base Rate. Interest together with other charges will be debited to the Borrower's current account at the Branch quarterly in arrears in March, June, September and December each year or at such other times as may be determined by the Bank, and such interest will be calculated on the basis of actual days elapsed over a 365 day year.

                  (b) Currency Foreign Overdraft

         The Foreign Currency Overdraft will be made available on US Dollar and or German Mark currency current account as previously agreed by and arranged with the Bank, and which currency is freely transferable and available to the Bank in the normal course of business.

         The Foreign Currency Overdraft will be available on the Borrower's foreign currency accounts with interest charged at 2% per annum over the Bank's call loan rate current from time to time. Interest together with other charges will be debited to the Borrower's foreign currency account quarterly in arrears in March, June, September and December each year or at such other times as may be determined by the Bank, and such interest will be calculated on the basis of actual days elapsed over 365 day year. Following completion of the (security/guarantee(s) and of the) acceptance formalities detailed below, the Facility will be available for the Borrower, subject to the following terms and conditions.

         2. AVAILABILITY

         All monies owing under the Facility are repayable upon written demand by the Bank. Following demand and/or cancellation, no further utilization may be made under the Facility.

         The Borrower shall indemnify the Bank on demand against any loss, liability or expense which the Bank may reasonably sustain or incur as a consequence of making such demand or as a consequence of non-performance by the Borrower of any obligation under this letter.

         Any monies not paid following a demand under this clause shall continue to bear interest in respect of any outstanding interest period under the Sterling Overdraft, the Foreign Currency Overdraft, calculated above, as well after as before judgment.

         The Bank reserves the right at any time following a demand under this clause, to purchase with Sterling any currency necessary to convert any amounts outstanding under the Facility, together with interest accrued thereon to Sterling, whereupon the Borrower shall then become liable to pay the Bank forthwith the relevant Sterling amounts, together with all costs and expenses incurred by the Bank.Interest will continue to be charged as detailed above.

         In the absence of demand or cancellation by the Bank, the Facility is available for utilization until 19th May 1998. However, the Bank will be pleased to discuss the Borrower's future requirements shortly before that date.




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         3. SECURITY AND/OR GUARANTEE(S)

         The Borrower's obligations hereunder will be secured by the following on the Bank's standard form(s).

                  1.       The existing Debenture on the Bank's stand form.

                  2. A deed of priority from other Debenture holders to confirm that the Bank has first call under the Bank's Debenture limited to US$1,000,000 standing ahead of other charges registered on the company's assets.

                  3. A deed of postponement in respect of the inter-company loans to ensure that after postponement the net tangible worth of the company's a minimum of L2,500,000.

         This security together with any other security which is now held, or hereafter may be held, by the Bank will secure all moneys and liabilities which shall from time to time be due, owing or incurred to the Bank by the Borrower, whether actually or contingently.

         The Bank reserves the right at its sole discretion to revalue security held at the Borrower's expense.

         4.       FFFS

                  (a) Negotiation Fee

                  A negotiation fee of L3,250 will be payable by the Borrower to the Bank on acceptance of this offer.

                  There will be a quarterly management fee of L2.50 to cover the cost of meetings and monitoring of management accounts. If the facility is across more than one currency this fee will be increased to L400 per quarter.

                  (b) Security Fee

                  Any legal and security fees and expenses and other out of pocket expenses incurred by the Bank in connection with the negotiation and granting of the Facility will be reimbursed by the Borrower on demand by the Bank.

                  (c) Renewal Fee

                  A renewal fee is payable if the Facility is continued at expiry.




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         5.       INFORMATION

         - The Borrower undertakes to provide the Bank with copies of its audited Consolidated Profit and Loss account and balance Sheet as soon as they are available and not later than 180 days from the end of each accounting reference period together with any other information which the Bank may reasonably request from time to time.

         - The borrower undertakes to provide the Bank with Management Accounts within 28 days of the month end.

         6.       CHANGE OF CIRCUMSTANCES

                  In the event of any change in applicable law or regulation or the existing requirements of, or any new requirements being imposed by, the Bank of England or other regulatory authority the result of which, in the sole opinion of the Bank, is to increase the cost of it of finding, maintaining or making available the Facility or to reduce the effective return to the Bank, then the borrower shall pay to the Bank such sum as may be certified by the Bank to the Borrower as shall compensate the Bank for such increased cost or such reduction.

         7.       SET-OFF

         Any sum of money at any time standing to the credit of the Borrower with the Bank in any currency upon any account or otherwise (whether or not any such account is held in the Borrower's name) or provided to the Bank as cash cover for any bills and/or any outstanding liabilities may be applied by the Bank at any time (without notice to the Borrower) in or towards the discharge of any money or liabilities now or hereafter due, owing or incurred to the Bank by the Borrower hereunder (whether presently payable or not).

         8.       APPLICABLE LAW

         This letter shall be governed by and construed and take effect in accordance with the English Law.

         9.       ACCEPTANCE

         Prior to the Facility being utilised, the Borrower shall provide the Soho Square Branch for the Bank (the "Branch") with the following:

                  (a) the enclosed duplicate of this letter duly signed on
                      the Borrower's behalf as evidence of acceptance of the terms and conditions stated herein,

                  (b) a certified true copy of a resolution of the Borrower's
                      Board of Directors:

                      (i) accepting the Facility on the terms and conditions
                          stated herein,




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                           (ii)     authorising a specified person, or persons,
                                    to sign and return to the Bank the duplicate of this letter,

                           (iii) authorising the Bank to accept instructions any confirmations in connection with the Facility signed in accordance with the Bank's signing mandate current from time to time.

                    (c) confirmed specimens of the signatures of those officers referred to in (b)(ii) above.

         This offer will remain available for a period of one month from the date of this letter until 19th June 1997, after which it will lapse if not accepted.

                                    Yours faithfully,

                                    FOR AND ON BEHALF OF BARCLAYS BANK PLC


                                     /s/ RS Allen
                                     ----------------------------------------
                                    RS ALLEN
                                    Corporate Manager

Accepted on the terms and conditions stated herein, pursuant to a resolution of the Board of Directors (a certified true copy of which is attached hereto).

For and on behalf of

QUANTUM INTERNATIONAL LIMITED


 /s/ Frederick S. Hammer           Director
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 5/30/97                           Date